Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS ANNOUNCES
AGREEMENTS RELATING TO THE
RESTRUCTURING OF ITS BOARD OF DIRECTORS

PROVO, UTAH, May 28, 2009 — Nature’s Sunshine Products, Inc. (“Nature’s Sunshine” or the “Company”), a leading manufacturer and marketer of encapsulated herbs and vitamins, today announced that it has entered into agreements with several of its major shareholders relating to the restructuring of Nature’s Sunshine’s Board of Directors.  Under these agreements (the “Voting Agreements”), the Nature’s Sunshine Board will be expanded to eight directors, three of the current directors will retire from the Board, and six new directors will be added to the Board.  The shareholder parties to the Voting Agreements have agreed to vote their shares in favor of the election of this slate of directors at the next annual meeting of shareholders, which is planned for 2009.

These changes to the Board of Directors follow a series of meetings among the existing directors and the Company’s major shareholders.  The current Board engaged in an extensive process of interviewing and evaluating the new Board members proposed by the shareholders and has unanimously endorsed their appointment to the Board, as well as the selection of the slate of directors to be proposed for election at the next annual meeting of shareholders.  As part of its deliberations, the current Board also determined that, following the appointments to the Board as contemplated by the Voting Agreements, six of its eight directors will be “independent directors” within the meaning of the NASDAQ Stock Market Rules.

“Given the efforts of the Board to fairly evaluate each candidate and our cooperative dialogue with some of our larger shareholders,” Kristine F. Hughes, Chairman of the Board of Directors, said, “we are confident that the changes announced today are in the long-term best interests of the Company and its shareholders.  I look forward to working closely with our new directors for the benefit of all shareholders of Nature’s Sunshine.”  Ms. Hughes also thanked each of the resigning directors for their service to Nature’s Sunshine.  “We appreciate the dedicated service of Larry Deppe and Bob Bowen over the past three years.  As a founder of Nature’s Sunshine, Gene Hughes has been a fundamental part of the Company since its inception.  We are grateful for his years of service as a director and know that he will continue to be an important voice for Nature’s Sunshine in the future as an emeritus Board member.”

The shareholders of Nature’s Sunshine who have signed Voting Agreements with respect to the foregoing consist of Kristine F. Hughes, Eugene L. Hughes and Pauline Hughes Francis (collectively the “Hughes Parties”), acting in their individual capacity as Company shareholders, Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott”), Red Mountain Capital Partners II, L.P., Red Mountain Capital Partners III, L.P. and Paradigm Capital Management, Inc.  These shareholders beneficially hold in the aggregate 7,944,217 shares of the Company’s common stock, representing approximately 51.2 percent of the total outstanding shares.

In connection with the discussions leading up to the Voting Agreements, Prescott, which holds approximately 12 percent of Nature’s Sunshine’s outstanding shares, had made a written demand under the Utah Revised Business Corporation Act that Nature’s Sunshine hold a shareholder meeting to elect a slate of directors proposed by Prescott.  Prescott also informed Nature’s Sunshine that on

April 3, 2009, it commenced a legal action in Utah state court to petition the court to order an annual meeting of shareholders for purposes of electing directors. Ultimately, the complaint was never served and, in connection with its Voting Agreement, Prescott has agreed to withdraw its demands, dismiss its legal action and release Nature’s Sunshine, the Hughes Parties and other related parties from claims relating to Prescott’s legal action.

Contemporaneously with executing the Voting Agreement with Prescott, Nature’s Sunshine and the Hughes Parties entered into separate Voting Agreements with each of the other foregoing shareholders.  The Prescott agreement, and each of the other shareholder Voting Agreements, also provide that, effective on or about June 7, 2009, which is ten days following the anticipated date of mailing to shareholders of Nature’s Sunshine’s Information Statement on Schedule 14F-1 required under Section 14(f) of the Securities and Exchange Act of 1934 and related rules:

•                  the authorized number of directors of Nature’s Sunshine’s Board will be increased from six to eight, creating two additional vacancies in addition to one previously unfilled vacancy on the Board;

•                  with the exception of Kristine F. Hughes, all current Board members, including Pauline Hughes Francis, Robert K. Bowen, Larry A. Deppe and Eugene L. Hughes, will resign as directors, resulting in a total of seven vacancies on the Board; and

•                  Michael D. Dean, Albert R. Dowden, Douglas Faggioli, Pauline Hughes Francis, Willem Mesdag, Jeffrey D. Watkins and Candace K. Weir will be appointed to fill the seven vacancies to serve as directors until the next annual meeting of shareholders at which directors are elected and until their respective successors are duly elected and qualified, unless they resign, are removed or are otherwise disqualified from serving as a director.  Ms. Francis is currently a director of Nature’s Sunshine.  Her resignation and reappointment are solely for the purpose of changing the Board class to which she is assigned.

Biographical information for the proposed new directors is as follows:

•                  Mr. Dean has served as Chief Executive Officer of Mediaur Technologies Inc. since 2003, and is responsible for all aspects of this privately-owned satellite technology company that provides proprietary antenna system solutions for both private industries and governments.  Mr. Dean also serves on the advisory board of several digital media and technology companies and advises principals and investors in the digital media sector.  Before joining Mediaur, Mr. Dean was Executive Vice President of ABC Cable Networks, a multi-billion dollar global division of Disney, where he was responsible for the non-creative, day-to-day business, including Affiliate Sales and Marketing, Finance, Legal, Broadcasting Operations, IT, Human Resources, and Business Development.  Earlier at Disney, he was Senior Vice President of Corporate Strategic Planning and Development, responsible for all corporate strategy, development and deal work in Disney’s broadcasting, cable, and film studio businesses.  Before Disney, Mr. Dean was a strategy consultant with Bain & Company and holds an MBA from Harvard Business School.

•                  Mr. Dowden serves as a director of the AIM Mutual Funds, Annuity and Life Re, Ltd., various Reich & Tang mutual funds, and as a director of Homeowners of America Holding Corporation and Homeowners of America Insurance.  Mr. Dowden is a founder and has served as managing director of The Boss Group, a Houston based private investment and management firm, since 2004.  Mr. Dowden has previously served as a director of The Hertz Corporation, Volvo Group, Magellan Insurance Co., Genmar, National Media Corp. and CompuDyne Corp.  Prior to these positions, Mr. Dowden served as President and Chief Executive Officer of Volvo Group North America, Inc. and Senior Vice President of its Swedish parent company, AB Volvo until 1998.  Prior to joining Volvo in 1974 as General Counsel to its North American operations, he practiced law with the New York based international law firm of Rogers & Wells (now Clifford Chance).

•                  Mr. Faggioli is the President and Chief Executive Officer of Nature’s Sunshine.  Prior to his appointment as President and Chief Executive Officer in November 2003, Mr. Faggioli served as Executive Vice President and Chief Operating Officer of the Company. He began his employment with the Company in 1983 and has served as one of its officers since 1989. Mr. Faggioli is also a Certified Public Accountant.

•                  Mr. Mesdag is the Managing Partner of Red Mountain Capital Partners LLC, an investment firm based in Los Angeles and an affiliate of Red Mountain Capital Partners II, L.P. and Red Mountain Capital Partners III, L.P., which are shareholder parties to a Voting Agreement.  From 2002 to 2004, he served as Senior Advisor for the Davis Companies.  Prior to 2002, Mr. Mesdag was a partner and Managing Director of Goldman, Sachs & Co., having joined the firm in 1981 from Ballard, Spahr, Andrews & Ingersoll where he was a securities lawyer.  He currently serves on the boards of 3i Group plc, Encore Capital Group Inc., Cost Plus Inc. and Davis Petroleum Corp. and previously served as Vice Chairman of the board of Skandia Insurance Company Ltd.  Mr. Mesdag received his J.D. from the Cornell Law School in 1978 and his B.A. from Northwestern University in 1974.

•                  Mr. Watkins is the President of Prescott Group Capital Management, LLC, an affiliate of Prescott, and serves as the co-manager of the Prescott Mid Cap, L.P.  Mr. Watkins currently serves on the board of Annuity and Life Re, Ltd., and served as a director of Carreker Corporation from March 2006 until April 2007.  Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor, located in Tulsa, Oklahoma.  Mr. Watkins received his B.S.B.A from the University of Tulsa in 1983.

•                  Ms. Weir is Director and President of C.L.King & Associates, Inc., an independent research securities brokerage firm located in Albany, N.Y., and Paradigm Capital Management Inc., a registered investment adviser, which firms she founded in 1972 and 1994, respectively.  Paradigm Capital Management, Inc. has also executed a Voting Agreement.  Ms. Weir is President and Trustee of Paradigm Funds.  She also serves on the boards of several non-profit cultural, healthcare and public interest organizations.  Ms. Weir received her B.A. from Vassar College in 1967.

The Voting Agreements further provide that, at the next annual meeting of shareholders, which is currently planned for 2009, Nature’s Sunshine will nominate, and Prescott, the Hughes Parties and the other shareholder parties to the Voting Agreements will vote all shares of common stock beneficially owned by them in favor of, each of the following individuals, with such nominees serving in the board class set forth opposite his or her name:

Name	Class
Jeffrey D. Watkins	Class I
Willem Mesdag	Class I
Michael D. Dean	Class II
Douglas Faggioli	Class II
Candace K. Weir	Class II
Kristine F. Hughes	Class III
Pauline Hughes Francis	Class III
Albert R. Dowden	Class III

The two Class I directors’ terms will expire at the first annual meeting of shareholders following their election (expected to be in 2010), the three Class II directors’ terms will expire at the second annual meeting of shareholders following their election (expected to be in 2011), and the three Class III directors’ terms will expire at the third annual meeting of shareholders following their election (expected to be in 2012).  Thereafter, the directors of each class will be elected for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

The voting arrangements set forth in the Voting Agreements will terminate immediately following the next annual meeting of shareholders of Nature’s Sunshine or any adjournment or postponement thereof, or December 31, 2009, whichever is earlier.

The description of the foregoing transactions is qualified in its entirety by reference to the full text of the Voting Agreements, which are included as exhibits to Nature’s Sunshine’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2009.

About Nature’s Sunshine Products, Inc.

Nature’s Sunshine manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products.  In addition to the United States, Nature’s Sunshine has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, The Philippines, Australia, Hong Kong, Taiwan and the Russian Federation.  Nature’s Sunshine also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand and Norway.

Contact:
	Stephen M. Bunker	Steven S. Anreder
	Chief Financial Officer	Anreder & Co.
	Nature’s Sunshine Products, Inc.	286 Madison Ave. Suite 907
	Provo, Utah 84605-9005	New York, NY, 10017
	(801) 342-4370	(212) 532-3232